UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Virtus Total Return Fund
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VIRTUS TOTAL RETURN FUND (DCA)
101 Munson Street
Greenfield, MA 01301-9668

May 12, 2016

Dear Fellow Shareholder:

Thank you for your continued support of Virtus Total Return Fund (the “Fund”). On behalf of the Board of Directors (the “Board”), I am writing to you regarding proposals being presented at this year’s Annual Meeting of Shareholders, which is scheduled to be held on June 2, 2016.

Activist investor, Bulldog Investors, LLC (“Bulldog”), has launched a proxy contest against the Fund seeking to replace a Board member and liquidate the Fund.  The Fund’s Board strongly opposes Bulldog’s nominee and the proposal to liquidate the Fund and will vigorously fight for what the Board believes is in the best interests of ALL shareholders.

Your vote is extremely important. Please support the Board’s nominee by voting and returning the WHITE proxy card in the return envelope provided.

In our view, the proposal to liquidate the Fund seeks to benefit short-term investors, such as hedge funds, who are looking for a quick trading profit and does not take into consideration the interests of the Fund’s long-term investors. Specifically, we wanted to make you aware of the following:

•	The Fund has posted solid investment performance:

o	Since the current investment advisers began managing the Fund on December 9, 2011, the Fund has returned 10.8% per year on a net asset value (“NAV”) basis through March 31, 2016, and outperformed over 80% of the funds in its Lipper category (Global Funds Category). The shareholder experience has been even more favorable, returning 12.8% per year on a Market Price basis over the same period.

o	The Fund’s trading discount to NAV has narrowed significantly since December 9, 2011. At that time, the Fund’s trading discount to NAV was in excess of 16%. As of May 6, 2016, the discount is less than 8%.

•	Bulldog’s proposal to liquidate the Fund serves their own short term interests and fails to address the finality of liquidation and its consequences for long-term investors. Liquidation would undermine the choice made by shareholders to invest in this Fund in its current structure and simply eliminate the Fund without providing an alternative investment vehicle. Further, the liquidation process may result in the occurrence of the exact problem that you are currently able to avoid as an investor in a closed-end fund; the liquidation process could force the Fund to sell many portfolio holdings at a time when it would be inadvisable to do so, because a security’s price might not have yet achieved its expected potential value.

•	Additionally, shareholders will no longer receive an annual distribution rate that was, as of May 6, 2016, equal to 9.37% (based upon market price)!

•	There are costs associated with liquidation — costs that would be borne by common shareholders.

•	A liquidation of the Fund could result in negative tax consequences for shareholders, as it would result in a current year taxable gain or loss based on each shareholder’s tax basis.

•	The Board’s Nominee for Director, Thomas F. Mann, is highly qualified, with 40 years of experience in various senior management positions at large global finance institutions and small entrepreneurial environments. He is also a Chartered Financial Analyst (CFA) and holds both MBA and law degrees. Through this experience, Mr. Mann is able to provide significant risk management, managerial and financial expertise to the Board and its committees, and is better able to represent the interests of all shareholders than is the Dissident Shareholder’s Nominee.

•	The Board regularly reviews the Fund’s discount and considers all potential actions available to mitigate the discount.

IMPORTANT: Please do not return any GREEN proxy card, even if you want to vote against Bulldog’s nominee, as that will also cancel your prior vote for the Board’s nominee on the WHITE proxy card.  If you have already signed a GREEN proxy card, you can easily rescind your vote by voting and returning the enclosed WHITE proxy card.

The Board thanks you for your continued trust and support.

Sincerely yours,

/s/ George R. Aylward
George R. Aylward
Director and President

●	Please DO NOT send back Bulldog’s GREEN proxy card even to vote against his nominee. If you send a GREEN card back, you will CANCEL any prior vote to elect Management’s nominee.

●	If you previously signed and sent back Bulldog’s GREEN proxy card, you have every right to CHANGE your vote by signing, dating and returning the enclosed WHITE proxy card. Only the LATEST dated proxy card submitted by you will COUNT.

●	If you hold shares with a broker or custodian bank, your broker or bank cannot vote your shares on these matters. You must take ACTION by signing, dating and mailing the WHITE proxy card in the return envelope provided. Alternatively, you may vote by Touch-Tone Telephone or by Internet by following the simple instructions on your WHITE proxy card.

If you have questions or need assistance in voting your WHITE proxy card, please call: 480 Washington Blvd., 26th Floor Jersey City, NJ 07310 (877) 278-9670 (Toll Free)